Exhibit 107

Calculation of Filing Fee Tables
….S-8…..
(Form Type)
……………U.S. Physical Therapy, Inc.………..
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	457(c)	500,000 (1)	$ 83.37 (2)	$ 41,685,000	.0000927	$ 3,865
Total Offering Amounts					$ 41,685,000		$ 3,865
Total Fee Offsets							N/A
Net Fee Due							$ 3,865

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also registers hereunder an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan, as amended and restated March 25, 2016 (the “Plan”).

(2)
Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the New York Stock Exchange on August 22, 2022. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the Plan.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A		N/A						N/A